Exhibit 99.1

TRC Third Quarter Outlook

Windsor, CT  — April 11, 2005  —  TRC (NYSE:TRR) today announced the outlook for the third quarter ended March 31, 2005.

“Net service revenue for the third quarter of fiscal 2005 will be higher than the $55.7 million we reported for the third quarter of fiscal 2004 but will be less than anticipated, primarily due to continued uncertainties in the transportation bill and ongoing delays in large government-related emissions tests.  We expect a profitable quarter, but earnings will be well below the $0.17 per share reported for the same period last year, said Chairman and Chief Executive Officer Dick Ellison.

“We remain committed to our strategic plan, and continue to invest in the development of our operating platform and the expansion of our core practices in key niche markets and high-growth geographic areas, Ellison added.

TRC plans to announce its financial results for the third quarter of fiscal 2005 and to host a conference call on May 5, 2005.  Details of the conference call will be announced later this month.

About TRC

TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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